      As filed with the Securities and Exchange Commission on May 10, 2002
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ALLTRISTA CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                                          35-1828377
     (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                    Identification Number)

                            555 Theodore Fremd Avenue
                               Rye, New York 10580
                                 (914) 967-9400
(Address, including zip code, and telephone number, including area code, of principal executive offices)

                            ------------------------
           ALLTRISTA CORPORATION 1998 LONG-TERM EQUITY INCENTIVE PLAN
                  ALLTRISTA CORPORATION 2001 STOCK OPTION PLAN
                            (Full title of the plan)
                            ------------------------

                               Martin E. Franklin
                      Chairman and Chief Executive Officer
                              Alltrista Corporation
                            555 Theodore Fremd Avenue
                               Rye, New York 10580
                                 (914) 967-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                               Kane Kessler, P.C.
                           1350 Avenue of the Americas
                             New York, NY 10019-4896
                                 (212) 541-6222
                         Attn: Robert L. Lawrence, Esq.

                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
 Title of securities to        Amount to be          Proposed maximum        Proposed maximum          Amount of
     be registered            registered (1)        offering price per      aggregate offering    registration fee(4)
                                                         share (3)               price (3)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par
value per share(2)
                                1,000,000               $31.44                   $31,440,000              $2,893
=======================================================================================================================

(1) This Registration Statement covers 350,000 shares of common stock, $0.01 par value per share, of Alltrista Corporation (the "Common Stock") issuable pursuant to the Alltrista Corporation 1998 Long-Term Equity Incentive Plan (the "1998 Plan") and 650,000 shares of Common Stock issuable pursuant to the Alltrista Corporation 2001 Stock Option Plan (the "2001 Plan") (the 1998 Plan and the 2001 Plan are collectively referred to herein as the "Plans"). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act") this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

(2) The Board of Directors of Alltrista Corporation declared a dividend distribution of one Series A Junior Participating Preferred Stock purchase right (the "Right") for each outstanding share of Common Stock to stockholders of record at the close of business on March 22, 1993 and authorized the issuance of one Right for each share of Common Stock issued after March 22, 1993 and prior to the occurrence of certain prescribed events. The description and terms of the Series A Junior Participating Preferred Stock purchase rights are set forth in Rights Agreement, dated as of March 22, 1993, as amended and restated as of May 7, 1999, and as further amended as of July 19, 2001 and December 14, 2001 (the "Agreement"), between the Company and National City Bank, N.A., as successor rights agent. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for Common Stock and, upon surrender, transferred with the underlying Common Stock. The value attributable to such rights, if any, is reflected in the market price of Common Stock.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h), the proposed maximum offering price per share is based upon (i) the average exercise price relating to approximately 228,000 outstanding options granted under the plans for which the underlying shares of Common Stock have not previously been registered, which is $14.04 and (ii) with respect to 772,000 shares available for grant under the plans or previously issued shares, a price of $36.575 (the average of the high and low price of the Registrant's Common Stock as reported on The New York Stock Exchange on May 9, 2002).

(4) $2,096.59 was paid with a Registration Statement No. 333-67033 relating to 300,000 shares of common stock issued or issuable under the 1998 Plan. These shares are being carried forward in a combined reoffer prospectus being filed herewith (to the extent that there are or may be control or restricted securities). See the Rule 429 note below.

--------------------------------------------------------------------------------

         As permitted by Rule 429 under the Securities Act of 1933, the prospectus filed together with this Registration Statement shall be deemed to be a combined resale prospectus which shall also relate to the registrant's Registration Statement No. 333-67033 on Form S-8.

                                EXPLANATORY NOTE

          The 1,000,000 shares of common stock, $0.01 par value per share (the "Common Stock") of Alltrista Corporation, a Delaware corporation (the "Company"), being registered pursuant to this Form S-8 are comprised of (i) 350,000 shares of the Common Stock issued or issuable to participants under the Alltrista Corporation 1998 Long-Term Equity Incentive Plan (the "1998 Plan") and
(ii) 650,000 shares of Common Stock issued or issuable to participants under the Alltrista Corporation 2001 Stock Option Plan (the "2001 Plan" and together with the 1998 Plan, the "Plans"). The Company previously registered 300,000 shares of Common Stock for issuance under the 1998 Plan under a registration statement on Form S-8, as filed with the Securities and Exchange Commission on November 10, 1998 (file no. 333-67033) (the "1998 Registration Statement"). Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the 1998 Registration Statement, except as otherwise set forth herein.

          This Registration Statement contains two parts. The first part contains a prospectus pursuant to Form S-3 (in accordance with Section C of the General Instructions to the Form S-8) which covers reoffers and resales of "restricted securities" and/or "control securities" (as such terms are defined in Section C of the General Instructions to Form S-8) of Alltrista Corporation. This Reoffer prospectus relates to (i) up to 650,000 shares of common stock that have been or may be issued to certain officers and directors of the Company pursuant to the 2001 Plan and (ii) up to 350,000 shares of Common Stock (including 300,000 shares of Common Stock previously registered under the 1998 Registration Statement) that have been or may be issued to certain officers and directors of the Company pursuant to the 1998 Plan. The second part of this Registration Statement contains Information Required in the Registration Statement pursuant to Part II of Form S-8. The Form S-8 portion of this Registration Statement will be used for offers of shares of Common Stock of Alltrista Corporation pursuant to each of the 1998 Plan and the 2001 Plan. The Plan Information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission but will be delivered to all participants in the Plans pursuant to Securities Act Rule 428(b)(1).

                               REOFFER PROSPECTUS
                              ALLTRISTA CORPORATION
                        1,300,000 SHARES OF COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)

          This Prospectus may be used by certain persons (the "Selling Stockholders") who may be deemed to be affiliates of Alltrista Corporation, a Delaware corporation (the "Company" or the Registrant"), to sell a maximum of 1,300,000 shares of our Common Stock (the "Common Stock"), $0.01 par value per share (the "Shares"), comprised of up to (i) 650,000 shares of Common Stock which has been or will be purchased or acquired by the Selling Stockholders pursuant to the Alltrista Corporation 2001 Stock Option Plan (the "2001 Plan") and (ii) 650,000 shares of Common Stock which have been or will be purchased or acquired by Selling Stockholders pursuant to the Alltrista Corporation 1998 Long-Term Equity Incentive Plan (the "1998 Plan" and together with the 2001 Plan, collectively, the "Plans").

          All or a portion of the Shares offered hereby may be offered for sale, from time to time, on The New York Stock Exchange, or otherwise, at prices and terms then obtainable. All brokers' commissions or discounts will be paid by the Selling Stockholders. However, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. See "Plan of Distribution." We will receive none of the proceeds of this offering, although we will receive or have received cash upon the sale of stock to the Selling Stockholders under the Plans. See "Use of Proceeds." All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by us. See "Expenses."

          SEE "RISK FACTORS" ON PAGE 12 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

          Our common stock is listed on The New York Stock Exchange. On May 9, 2002, the closing price of our common stock was $36.42 per share.

                            ------------------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

The date of this Prospectus is May 10, 2002.

                              AVAILABLE INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. The telephone number of the Commission is 800-SEC-0330. In addition, similar information can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          This Prospectus omits certain of the information contained in the Registration Statement of which this Prospectus is a part (the "Registration Statement"), covering the Common Stock, which pursuant to the Securities Act is on file with the Commission. For further information with respect to us and our common stock, reference is made to the Registration Statement including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference to the Registration Statement. The Registration Statement and the Exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents heretofore filed by us with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Registration Statement, except as superseded or modified herein:

                           (a) The Company's Annual Report on Form 10-K for the
                  fiscal year ended December 31, 2001, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

                           (b) The Company's Current Report on Form 8-K, Date of
                  Event - December 18, 2001, filed on January 9, 2002 pursuant to the Exchange Act;

                           (c) The Company's Current Report on Form 8-K, Date of
                  Event - March 28, 2002, filed on March 28, 2002 pursuant to the Exchange Act;

                           (d) The Company's Current Report on Form 8-K, Date of
                  Event - March 28, 2002, filed on March 29, 2002 pursuant to the Exchange Act;

                           (e) The Company's Current Report on Form 8-K, Date of
                  Event - April 24, 2002, filed on May 9, 2002 pursuant to the Exchange Act;

                           (f) The description of the Company's Common Stock
                   contained in the Company's Registration Statement on Form 8-A, filed with the Commission on May 1, 2002 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description; and

                           (g) The description of the Company's Preferred Stock
                   Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the Commission on May 1, 2002 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description.



          All of such documents are on file with the Commission. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          We hereby undertake to provide without charge to each person, including any beneficial owner of the Common Stock, to whom this Prospectus is delivered, on written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or oral requests for such copies should be directed to our corporate secretary, c/o Alltrista Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580; telephone (914) 967-9400.

                                   THE COMPANY

                                     PART I

          Alltrista Corporation (the "Company" or "Alltrista") was incorporated in the State of Indiana in 1991 and reincorporated in the State of Delaware in December 2001. We operate two distinct business segments, Consumer Products and Materials Based Group. Consumer Products is the leading provider of home canning products in North America primarily under the Ball(R), Kerr(R) and Bernardin(R) brands and a leader in the vacuum sealing appliance market primarily with the Foodsaver(R) vacuum packaging system. The Materials Based Group consists of manufacturing operations in injection molded plastics and industrial plastics and is the country's largest producer of zinc strip and fabricated products, including coin blanks for U.S. and foreign mints.

          During 2001, we repositioned our growth strategy to focus on consumer products. Our Consumer Products segment markets and distributes a broad line of home food preservation and preparation products that includes recognized brand name home canning jars, jar closures and related food products (including fruit pectin, Fruit-Fresh(R) brand fruit protector, pickle mixes and tomato mixes).

          As of April 24, 2002, our Consumer Products segment includes Tilia International, Inc. ("Tilia"), a leader in the vacuum sealing appliance segment. Vacuum packaging is the process of removing air from a container to create a vacuum, and then sealing the container so that air cannot re-enter.

          Our materials based group is comprised of three businesses: zinc strip products, injection molded plastics, and industrial plastics. Our zinc strip business is the sole source supplier of copper plated zinc penny blanks to both the United States Mint and the Royal Canadian Mint and is currently exploring opportunities with several other countries. In addition, we manufacture a line of industrial zinc items used in the plumbing, automotive, electrical component and European architectural markets, and the Lifejacket(R) anti-corrosion system. Unimark, our plastic injection molding business, manufactures precision custom components for major companies in the healthcare and consumer products industries including CIBA Vision Corporation, Johnson & Johnson, Meridian Diagnostics, Inc., The Scotts Company and Winchester Ammunition. Through our industrial plastic operations, we also manufacture and sell thermoformed plastic door liners and evaporator trays for refrigerators, primarily for Whirlpool Corporation, with whom we have enjoyed a business relationship for over 25 years.

          On December 18, 2001, at a special meeting of stockholders, our stockholders approved a proposal to reincorporate the Company in the State of Delaware. In order to reincorporate as a Delaware corporation, the Company organized a Delaware corporation as one of its subsidiaries. Effective December 19, 2001, the Company merged with the new Delaware subsidiary, and the Delaware corporation was the corporation that survived the merger. The surviving corporation (i.e., the Company) was renamed "Alltrista Corporation", the same name of the Company prior to the merger. In addition, the Company succeeded to the rights, properties and assets and assumed the liabilities held by the Company prior to the merger, and the financial statements of the Company are substantially identical to its financial statements prior to the merger, the only difference being those appropriate to reflect the Company's new corporate identity and common stock's par value of $0.01 per share. The business and management of the Company after the merger remain the same as those of the Company before the merger. However, since the merger, we are subject to the corporate laws of the State of Delaware and are no longer subject to the corporate laws of the State of Indiana.

          On September 24, 2001, we appointed Martin E. Franklin as Chairman and Chief Executive Officer and Ian G.H. Ashken as Vice Chairman, Chief Financial Officer and Secretary. On October 15, 2001, the Company announced the closing of its Indianapolis, Indiana corporate office. Corporate functions are now performed at the Company's new headquarters in Rye, New York and the Company's Consumer Products location in Muncie, Indiana.

          On March 28, 2002, the Company entered into a definitive asset purchase agreement to acquire the business of Tilia and completed the acquisition on April 24, 2002. Based in San Francisco, Tilia is a developer and distributor of home food preservation products including FoodSaver(R), the industry's leading line of home vacuum packaging systems. Pursuant to the agreement, Alltrista acquired Tilia for approximately $145 million in cash, $15 million in seller debt financing and the assumption of certain assumed liabilities. In addition, the agreement includes an earn-out provision with a total potential payment in cash or Alltrista common stock of up to $25 million payable in 3 years, provided that certain earnings performance targets are met. To finance the acquisition of Tilia, we entered into a new $100 million senior credit facility and made an offering of 9 3/4% senior subordinated notes in the principal amount of $150 million. See "Risk Factors - Our significant indebtedness could adversely affect our financial health."

CONSUMER PRODUCTS

          Alltrista manufactures, markets and distributes a line of home food preservation products to serve value, mid-tier and premium oriented customers, which products include home canning jars, jar closures, home canning tools and other accessories. These products are marketed under the well-known Ball(R), Kerr(R), Golden Harvest(R) and Bernardin(R) brand names. We also market and distribute related food products, including fruit pectin, Fruit-Fresh(R) brand fruit protector, pickle mixes, tomato mixes and all-in-one canning kits, including a jam pectin kit and jelly and salsa kits. In addition, we market a line of housewares under the Golden Harvest(R) brand, including tumblers, beverage tappers and other glassware.

          Tilia provides patented vacuum packaging systems for household use marketed under the FoodSaver(R) brand. Our seven models of compact, patented counter-top FoodSaver(R) appliances incorporate a vacuum pump and bag sealer to keep foods fresh and are sold at prices ranging from approximately $100 to almost $300. We market our FoodSaver(R) appliances in tandem with our patented(R) bags and rolls and complementary accessories, including canisters, containers, lids, jar sealers and bottle stoppers.

Customers

          Our customers are a diverse group of 1,800 wholesalers and retailers in the United States and Canada. Our principal customers include grocery stores, mass merchants, and hardware stores. We have been Wal-Mart's category manager for the home canning segment since 1998. In this role, we are responsible for the home canning section within the store, including inventory management, the introduction of new items, and the creation of various reports to track inventory, sales, and margins.

          In addition, Tilia's customers are comprised of national and regional retail chains as well as individual consumers who purchase Tilia's products through direct-to-consumer channels. Tilia recently began selling to sporting goods and outdoor stores. Tilia's direct-to-consumer sales have primarily been made through infomercials and catalogs.

Sales and Marketing

          Our consumer products sales are made in the United States and Canada through food brokers and manufacturer representative organizations as well as through our internal sales force and house accounts. We employ regional sales managers located in key geographic areas who oversee the sales and retail activities of food brokerage firms and independent manufacturer representatives.

          Tilia has an in-house retail sales force that establishes and maintains relationships with mass merchants, warehouse clubs, department stores, specialty stores, sporting goods stores, and other retail chains. Tilia also utilizes manufacturer representative organizations targeting the sporting goods and outdoor segment to help develop and build this distribution channel.

Distribution and Fulfillment

          We utilize independent warehouses located in various regions of the United States and Canada to distribute our products. The largest of these warehouses is located in Muncie, Indiana and is operated by an outsourced provider, which utilizes highly automated packaging equipment allowing us to maintain our efficient and effective logistics and freight management processes. We also work with an outsourced provider for the delivery of our products in order to ensure that as many shipments as possible are processed as full truckloads, saving significant freight costs.

          FoodSaver(R) appliances, bags and accessories are received separately from various manufacturers and are packaged by Tilia for retail and individual customers at company-operated and third-party facilities in California.

Manufacturing

          We manufacture the metal closures for our home canning jars at our Muncie, Indiana facility. Lithographed tin plated steel sheet is cut and formed to produce the lids and bands. Liquid plastisol, which we formulate, is applied to lids, forming an airtight seal, which is necessary for safe and effective home canning. Finished products are packaged for integration with glass jars or sold in multi-packs as replacement lids.

          Tilia has established an outsourced manufacturing network of suppliers. Appliances are currently sourced through three facilities in China; bags and rolls are currently sourced through suppliers in Korea and the United States; and accessories are sourced from Taiwan, China and the United States. Tilia's own research and development department designs and engineers products in the United States and sets strict engineering specifications for the third-party manufacturers. Tilia maintains ownership over all necessary production molds and believes it has excellent relationships with each of its suppliers.

Intellectual Property

          Management believes that none of our active trademarks or patents is essential to the successful operation of our business as a whole. However, one or more trademarks or patents may be material in relation to individual products or product lines such as our property rights to use the Kerr(R), Ball(R), Fruit-Fresh(R) and Bernardin(R) brand names. In addition, we have developed a proprietary two-piece closure system incorporating a plastisol sealant that differentiates our jar lids from our competitors' lids. See below, "Patents and Trademarks."

          Tilia holds patents throughout many primary worldwide markets on both the design of the FoodSaver(R) appliance itself as well as on many of its components. Our patent on the FoodSaver(R) vacuum seal appliance expires in 2009, and our patent on FoodSaver(R) bags expires in 2005. The key elements of the bag are a unique waffle pattern that facilitates air removal, an oxygen barrier layer that prevents air from entering the bag and a heat resistant outer layer to allow easy sealing without burn-through. In addition, we have registered the VacLoc, SaverMate, VacuTop and VacuSave names with the U.S. Patent and Trademark Office and in several countries throughout the world.

Raw Materials

          Most of our glass canning jars are supplied under an agreement with Anchor Glass Container Corporation. Such glass materials are also available from a variety of other sources at competitive prices. The tin plate raw material used in the manufacture of our home canning jar lids and closures is supplied by multiple vendors and is currently available from a variety of sources at competitive prices. Historically, the raw materials and components that are necessary for the manufacture of our products have been available in the quantities that we require.

MATERIALS BASED GROUP

          Our materials based group is currently comprised of three businesses: zinc products, injection molded plastics, and industrial plastics.

          Effective November 26, 2001, we sold our underperforming thermoformed plastics operations consisting of the assets of our Triangle, TriEnda and Synergy World divisions (the "TPD Assets") to Wilbert, Inc. for $21.0 million in cash, a $1.9 million noninterest-bearing one-year note, and the assumption of certain identified liabilities. We recorded a pre-tax loss of $121.1 million in 2001 related to the sale.

          Effective November 1, 2001, we sold our majority interest in Microlin, LLC, a developer of proprietary battery and fluid delivery technology, for $1,000 in cash plus contingent consideration based upon future performance through December 31, 2012 and the cancellation of future funding require-ments. We recorded a pre-tax loss of $1.4 million in 2001 related to the sale.

ZINC

          We believe our zinc strip business is the largest producer of zinc strip and fabricated products in the United States. We are the sole source supplier of copper plated zinc penny blanks to both the United States Mint and the Royal Canadian Mint and are currently exploring opportunities with several other countries. In addition, we manufacture a line of industrial zinc items used in the plumbing, automotive, electrical component and European architectural markets, and the Lifejacket(R) anti-corrosion system. Our anticorrosion zinc Lifejacket(R) is gaining recognition as a cost-effective solution to arrest the corrosion of the reinforcement steel within poured concrete structures.

          We are affected by fluctuations in penny blank requirements of the United States Department of the Treasury and the Federal Reserve System. Although the future use of the penny as legal tender has been debated in recent years, management believes that the zinc penny will remain an important part of the currency system for the foreseeable future.

Sales and Marketing

          Our sales and marketing staff consists of individuals with considerable technical background in the field of metallurgy. These individuals focus on leveraging our core capabilities in zinc metallurgy and electrochemistry to exploit new market opportunities. The sales and marketing staff works closely with our engineering and technical services group to deliver products to the customer. We maintain a website which contains technical information regarding the advantageous physical properties of zinc versus other metals.

Manufacturing

          In our Greeneville, Tennessee facility, we manufacture alloys of zinc strip and fabricated zinc products in a number of configurations for our customers. We have five lines used to slit the coils into widths specific by customers. Many customers require less than the full master coil diameters, so the large coils are broken down into the requested diameters at the time they are slit. We also produce coin blanks stamped from slit coils using one of five high-speed presses. The stamped blanks are then rimmed and put into one of three electroplating lines where the copper coating is applied.

Raw Materials

          We purchase special high-grade zinc ingot and a variety of metals, including copper, lead, titanium, magnesium, manganese and other alloys, to produce the zinc alloys we use in our various applications. These alloys have been developed by our technical staff to meet the specific physical and chemical characteristics of the finished product applications. We purchase zinc ingot based on market prices quoted on the London Metals Exchange (month-end average price) from a variety of suppliers. Certain customers, including the United States Mint, provide their own purchased zinc that is utilized to manufacture product at a toll conversion price. We purchase copper for both alloying and plating purposes based on market prices quoted on the New York Commodities and Metals Exchange. As with zinc ingot, the United States Mint supplies the required copper for one-cent coin blanks. We also purchase a variety of chemicals for production and waste treatment, primarily for use in copper plating. Prices for chemicals are negotiated with suppliers based on market supply and demand conditions and volume purchase levels.

UNIMARK-INJECTION MOLDED PLASTICS

          We manufacture precision custom injection molded components for major companies in the healthcare and consumer products industries. We also own Yorker(R) Closures, a proprietary product line of plastic closures. Products for the healthcare industry include items such as intravenous harness components and surgical devices. Products for manufacturers of consumer goods primarily include packaging and sport shooting ammunition components.

Customers

          The three major customers of our injection molded plastics business represented approximately 58% of the Company's 2001 injection molded plastics sales. We supply shotgun shell components to Winchester Ammunition, healthcare products (contact lens cases) to CIBA Vision Corporation, Ethicon, Inc., Johnson & Johnson, CB Fleet Company, Inc., and Meridian Diagnostics, Inc. and consumer products for The Scotts Company, among others.

Sales and Marketing

          We concentrate our marketing efforts in those markets that require high levels of precision, quality, and engineering expertise. There is potential for continued growth in all product lines, especially in the health care market, where our quality, service and "clean room" molding operations are critical competitive factors.

Manufacturing

          We manufacture at three facilities located in Greenville, South Carolina; Reedsville, Pennsylvania; and Springfield, Missouri. The injection-molding process involves converting plastic resin pellets to a fluid state through elevated temperature and pressure, at which point the resin is injected into a mold where it is then formed into a finished part. Molded parts are usually small, intricate components that are produced using multi-cavity tooling. Post-molding operations employ robotics and automation for assembly and packaging.

Raw Materials

          We purchase resin from regular commercial sources of supply and, in most cases, multiple sources. The supply and demand for plastic resins are subject to cyclical and other market factors.

Competition

          The market for injection molded plastics is highly competitive. We concentrate our marketing efforts in those markets that require high levels of precision, quality, engineering expertise and cleanliness. We have differentiated ourselves from our competitors by developing long-lasting relationships with a number of specialty tooling manufacturers and by possessing strong design capabilities. We believe that the quality and cleanliness of our facilities provides another competitive advantage for us. As a result, we believe that we will continue to capture new injection molding programs as they come to market, as well as benefit from continued outsourcing trends among original equipment manufacturers.

INDUSTRIAL PLASTICS

          Our industrial plastics business manufactures thermoformed white goods for a variety of customers in our Fort Smith, Arkansas facility. We also manufacture and sell extruded plastic sheet and roll stock products in smooth, textured and laminated finishes for a variety of customers. We produce plastic tables for original equipment manufacturers in our Fort Smith plant and have a proprietary line of tables selling under the Vision TM brand that are primarily sold to the hospitality and institutional markets.

Customers

          We manufacture refrigerator inner door liners and evaporator trays for Whirlpool, the largest customer of our industrial plastics business, with whom we have enjoyed a business relationship for over 25 years. In addition, we supply the after-market inner door liner service parts for Whirlpool. We also manufacture products for other white goods manufacturers, including Diversified Refrigeration, Inc., a supplier to General Electric and McCall Refrigeration.

Sales and Marketing

          Our sales and marketing focuses on establishing and building relationships with major customers in our market. Our experienced sales and marketing teams, which include members of senior management, emphasize to the customer our total capabilities. Marketing, product design and manufacturing personnel interface with multiple contacts within the customer organization from the initiation of a new program through production.

Manufacturing

          Our products are produced through a thermoforming process. Thermoforming is an operation in which plastic sheet is converted into a formed product through single- or twin-sheet vacuum or pressure formed in conjunction with the application of heat. After the product is formed, the process of removing the excess material, or trimming, is generally performed by automated equipment programmed to execute the appropriate steps to produce the finished part to the customer's specifications. We have the capability to provide value-added services such as assembling components into finished parts, performing various finishing operations, or attaching hardware or other items to a thermoformed part.

Raw Materials

          We purchase resin directly for use in the manufacture of extruded sheet and also purchase plastic sheet from third-party suppliers in those instances where we are unable to provide for our needs internally. These raw materials are obtained from regular commercial sources of supply and, in most cases, multiple sources. The supply and demand for plastic resins are subject to cyclical and other market factors. Under our agreement with Whirlpool, we purchase resin used in the production of Whirlpool products under a supply contract that Whirlpool negotiates with resin suppliers. This agreement provides us protection from price fluctuations in materials for Whirlpool products, while we can usually pass through any changes in material pricing to its other customers.

PATENTS AND TRADEMARKS

          The Company believes that none of its active patents or trademarks is essential to the successful operation of its business as a whole. However, one or more patents or trademarks may be material in relation to individual products or product lines such as property rights to use the Kerr(R) brand, Ball(R) brand, and Fruit-Fresh(R) brand names, and the Bernardin(R) trade name in connection with certain goods to be sold, including home food preservation supplies, kitchen housewares and packaged foods for human consumption. Pursuant to the terms of the 1993 distribution agreement with Ball Corporation, we were granted a license to use the Ball(R) brand name for our consumer products. In the event of a change of control of the Company which has not received the approval of a majority of the board of directors or causes us to be controlled or majority owned by a competitor of Ball, Ball has the option to terminate our license to use the Ball(R) brand name. Pursuant to the terms of an agreement with Kerr Group, Inc., we have a perpetual exclusive, worldwide license to use the Kerr(R) brand name in our consumer products division. However, in the event of a change of control of the Company which has not received the approval of a majority of the board of directors of the Company, Kerr has the option to terminate our license to use the Kerr(R) brand name.

GOVERNMENT CONTRACTS

          The Company enters into contracts with the United States Government which contain termination provisions customary for government contracts. See "Zinc" under the Materials Based Group Segment discussion above. The United States Government retains the right to terminate such contracts at its convenience. However, if the contract is terminated, the Company is entitled to be reimbursed for allowable costs and profits to the date of termination relating to authorized work performed to such date. The United States Government contracts are also subject to reduction or modification in the event of changes in government requirements or budgetary constraints. Since entering into a contract with the Company in 1981, the United States Government has not terminated the penny blank supply arrangement.

BACKLOG

          The Company typically sells under supply contracts for minimum (generally exceeded) or indeterminate quantities and, accordingly, is unable to furnish backlog information.

RESEARCH AND DEVELOPMENT

          Research and development costs are expensed as incurred in connection with the Company's internal programs for the development of products and processes and have not been material in recent years.

ENVIRONMENTAL MATTERS

          Our operations are subject to federal, state and local environmental and health and safety laws and regulations, including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes. We believe that we are in material compliance with such laws and regulations. Further, the cost of maintaining compliance has not, and we believe, in the future, will not, have a material adverse effect on our business, results of operations or financial condition. Due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital or operating expenditures will not be required in order to comply with applicable environmental laws and regulations.

          In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. We have attempted to limit our exposure to such liabilities through contractual indemnities and other mechanisms. We do not believe that any of our existing remediation obligations, including at third-party sites where we have been named a potentially responsible party, will have a material adverse effect upon our business, results of operations or financial condition.

                                      * * *

          Our principal executive offices are located at 555 Theodore Fremd Avenue, Rye, New York, 10580.

                                  RISK FACTORS

          Prospective purchasers of the Common Stock should consider carefully the following risk factors relating to the offering and the business of the Company, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are indicated by words or phrases such as "anticipate," "estimate," "project," "management believes," "we believe" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Certain of these risks are described below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

                                  RISK FACTORS

REDUCTIONS, CANCELLATIONS, OR DELAYS IN CUSTOMER PURCHASES WOULD ADVERSELY AFFECT OUR PROFITABILITY.

         Customers in our consumer products segment, and many customers in our materials based group segment, generally do not enter into long-term contracts or commitments with us. As a result, these customers may cancel their orders, change purchase quantities from forecast volumes, or delay purchases for a number of reasons beyond our control. Significant or numerous cancellations, reductions, or delays in purchases by customers could have a material adverse effect on our business, results of operations and financial condition. In addition, because many of our costs are fixed, a reduction in customer demand could have an adverse affect on our gross profit margins and operating income.

WE MAY BE ADVERSELY AFFECTED BY THE TREND TOWARDS RETAIL TRADE CONSOLIDATION.

         With the growing trend towards retail trade consolidation, we are increasingly dependent upon key retailers whose bargaining strength is growing. Our consumer products business may be negatively affected by changes in the policies of our retailer customers, such as inventory destocking, limitations on access to shelf space, price demands and other conditions.

SALES OF SOME OF OUR PRODUCTS ARE SEASONAL.

         Sales of certain of our products, particularly our consumer products, are seasonal. Sales of our home canning products generally reflect the pattern of the growing season, and sales of our FoodSaver (Registered Trademark) products generally are strongest in the fourth quarter preceding the holiday season. Sales of these products may be negatively impacted by unfavorable weather conditions and other market trends. Sales of our consumer products may also be adversely affected by the trend toward decreasing prices and increasing quality of purchased preserved food products. Either or both of these factors could have a material adverse effect on our business, results of operations and financial condition.

COMPETITION IN OUR INDUSTRIES MAY HINDER OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY, ACHIEVE PROFITABILITY, OR MAINTAIN RELATIONSHIPS WITH EXISTING CUSTOMERS.

         We operate in highly competitive industries. We compete against numerous other domestic and foreign companies, many of which are more established in their industries and have substantially greater revenue or resources than we do. We also face competition from the manufacturing operations of our current and potential customers in our materials based segment. A shift away from outsourcing on behalf of our current or potential customers could have a material adverse effect on our business, results of operations and financial condition. Competition could cause price reductions, reduced profits or losses, or loss of market share, any of which could have a material adverse effect on our business.

         To compete effectively in the future in the consumer products industry, among other things, we must:

         o    maintain strict quality standards;

         o    develop new products that appeal to consumers; and

         o    deliver products on a reliable basis at competitive prices.

         To compete effectively in the future in the materials based industry, among other things, we must:

         o    provide technologically advanced manufacturing services;

         o    maintain strict quality standards;

         o respond flexibly and rapidly to customers' design and schedule changes; and

         o    deliver products on a reliable basis at competitive prices.

         Our inability to do any of these things could have a material adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO DEVELOP NEW OR EXPAND EXISTING CUSTOMER RELATIONSHIPS, OUR ABILITY TO GROW OUR BUSINESS WILL BE IMPAIRED.

         Growth in our consumer products and materials based group segments depends to a significant degree upon our ability to develop new customer relationships and to expand existing relationships with current customers. We cannot guarantee that new customers will be found, that any such new relationships will be successful when they are in place, or that business with current customers will increase. Failure to develop and expand such relationships could have a material adverse effect on our business, results of operations and financial condition.

WE CANNOT BE CERTAIN THAT OUR PRODUCT INNOVATIONS AND MARKETING SUCCESSES WILL CONTINUE.

         We believe that our future success will depend, in part, upon our ability to continue to introduce innovative designs in our existing products and to develop, manufacture and market new products. We cannot assure you that we will be successful in the introduction, marketing and manufacturing of any new products or product innovations, or develop and introduce in a timely manner innovations to our existing products which satisfy customer needs or achieve market acceptance. Our failure to develop new products and introduce them successfully and in a timely manner would harm our ability to grow our business and could have a material adverse effect on our business, results of operations and financial condition.

WE MAY EXPERIENCE DIFFICULTY IN INTEGRATING ACQUIRED BUSINESSES, WHICH MAY INTERRUPT OUR BUSINESS OPERATIONS.

         We intend to grow through the acquisition of additional companies, including the acquisition of substantially all of the assets of Tilia. We expect to face competition for acquisition candidates, which may limit the number of opportunities and may lead to higher acquisition prices. There can be no assurance that we will be able to identify, acquire, or manage profitably additional businesses or to integrate successfully any acquired businesses into our existing business without substantial costs, delays or other operational or financial difficulties. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on our business, results of operations and financial condition.

ALLTRISTA AND TILIA HAVE NO COMBINED OPERATING HISTORY AND THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO SUCCESSFULLY INTEGRATE TILIA'S OPERATIONS WITH OUR OWN.

         Prior to our acquisition of Tilia, Tilia was operated as a separate independent entity, and there can be no assurance that we will be able to integrate the operations of Tilia successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. There can be no assurance that our management group will be able to manage the combined entity effectively or to implement successfully our acuisition and internal growth strategies. Our inability to integrate Tilia successfully could have a material adverse effect on our business, results of operations and financial condition.

OUR SIGNIFICANT INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

         As a result of the acquisition of Tilia, we have a significant amount of indebtedness. Our significant indebtedness could:

         o increase our vulnerability to general adverse economic and industry conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

         o limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

         o place us at a competitive disadvantage compared to our competitors that have less debt; and

         o limit, among other things, our ability to borrow additional funds.

         The following table sets forth our total debt, total stockholders' equity, total capitalization and ratio of debt to total capitalization on a pro forma basis:

                                                  Pro forma as of
                                                 December 31, 2001
                                                   (Unaudited)
                                               (Dollars in Thousands)
               Total debt                            212,654
               Total stockholders' equity             34,915
                                                  ----------
               Total capitalization                  247,569
                                                  ==========
               Ratio of debt to total                     86%
               capitalization


WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

         Our ability to make payments on and to refinance our indebtedness, including amounts borrowed under our senior credit facility, and to fund planned capital expenditures and expansion efforts and strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

         Based on our current level of operations, we believe our cash flow from operations, together with available cash and available borrowings under our new senior credit facility, will be adequate to meet future liquidity needs for at least the next twelve months. However, we cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule or that future borrowings will be available to us under the new senior credit facility in an amount sufficient to enable us to service indebtedness, including the notes, or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes and the new senior credit facility, on or before maturity. We cannot assure you that we will be able to do so on commercially reasonable terms or at all.

TO FINANCE THE ACQUISITION OF TILIA, WE ENTERED INTO A NEW $100.0 MILLION SENIOR CREDIT FACILITY AND MADE AN OFFERING OF 9 3/4% SENIOR SUBORDINATED NOTES IN THE PRINCIPAL AMOUNT OF $150.0 MILLION, WHICH EACH CONTAIN VARIOUS COVENANTS WHICH LIMIT OUR MANAGEMENT'S DISCRETION IN THE OPERATION OF OUR BUSINESS.

         The new senior credit facility and the indenture related to the notes contain various provisions which limit our management's discretion by restricting our and our subsidiaries' ability to, among other things:

         o    incur additional indebtedness;

         o pay dividends or distributions on, or redeem or repurchase, capital stock;

         o    make investments;

         o    engage in transactions with affiliates;

         o    incur liens;

         o    transfer or sell assets; and

         o consolidate, merge or transfer all or substantially all of our assets.

In addition, the new senior credit facility requires us to meet certain financial ratios. Any failure to comply with the restrictions of the new senior credit facility, the indenture related to the notes or any other subsequent financing agreements may result in an event of default. An event of default may allow the creditors, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, the lenders may be able to terminate any commitments they had made to supply us with further funds.

OUR OPERATIONS ARE SUBJECT TO A NUMBER OF FEDERAL, STATE AND LOCAL ENVIRONMENTAL REGULATIONS.

         Our operations are subject to federal, state and local environmental and health and safety laws and regulations including those that impose workplace standards and regulate the discharge of pollutants into the environment and establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of materials and substances including solid and hazardous wastes. We believe that we are in material compliance with such laws and regulations and that the cost of maintaining compliance will not have a material adverse effect on our business, results of operations or financial condition. While we do not anticipate having to make, and historically have not had to make, significant capital expenditures in order to comply with applicable environmental laws and regulations, due to the nature of our operations and the frequently changing nature of environmental compliance standards and technology, we cannot predict with any certainty that future material capital expenditures will not be required.

         In addition to operational standards, environmental laws also impose obligations on various entities to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. Accordingly, we may become liable, either contractually or by operation of law, for remediation costs even if the contaminated property is not presently owned or operated by us, or if the contamination was caused by third parties during or prior to our ownership or operation of the property. Given the nature of the past industrial operations conducted by us and others at these properties, there can be no assurance that all potential instances of soil or groundwater contamination have been identified, even for those properties where an environmental site assessment has been conducted. We do not believe that any of our existing remediation obligations, including at third-party sites where we have been named a potentially responsible party, will have a material adverse effect upon our business, results of operations or financial condition. However, future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to additional remediation liabilities that may be material.

WE DEPEND UPON KEY PERSONNEL.

         We are highly dependent on the continuing efforts of our executive officers, including Martin E. Franklin, our Chairman and Chief Executive Officer, and Ian G.H. Ashken, our Vice Chairman, Chief Financial Officer, and Secretary and we likely will depend on the senior management of any significant business we acquire in the future. Our business, results of operations and financial condition could be materially adversely affected by the loss of any of these persons and the inability to attract and retain qualified replacements.

WE ENTER INTO CONTRACTS WITH THE UNITED STATES GOVERNMENT AND OTHER GOVERNMENTS.

         We have entered into a contract with the United States government to supply penny blanks to the United States Mint. We have also entered into a contract with the Canadian government to supply penny blanks to the Royal Canadian Mint. These contracts contain termination provisions customary for government contracts. The United States government and Canadian government retain the right to terminate these contract at their convenience. These contracts are also subject to reduction or modification in the event of changes in government requirements or budgetary constraints. Modification or termination of contracts with the United States or Canadian government could have a material adverse effect on our business, results of operations and financial condition.

         Our largest zinc products customer is the United States Mint, which announced in the fourth quarter of 2001 that it was implementing an inventory reduction program for all coinage. In addition, several times in recent years, proposed legislation has been introduced which, if passed, could reduce or eliminate the circulation of the penny. If production, use or demand for the U.S. penny is reduced, it could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS CAN BE ADVERSELY AFFECTED BY CHANGES IN THE COST OR AVAILABILITY OF RAW MATERIALS.

         Pricing and availability of raw materials for use in our businesses can be volatile due to numerous factors beyond our control, including general, domestic and international economic conditions, labor costs, production levels, competition, import duties and tariffs and currency exchange rates. This volatility can significantly affect the availability and cost of raw materials for us, and may, therefore, have a material adverse effect on our business, results of operations and financial condition.

         We have no long-term, fixed-price purchase contracts for the raw materials used in our consumer products or materials based group segments. During periods of rising raw materials pricing, there can be no assurance that we will be able to pass any portion of such increases on to customers. Conversely, when raw material prices decline, customer demands for lower prices could result in lower sale prices and, to the extent we have existing inventory, lower margins. As a result, fluctuations in raw material prices could have a material adverse effect on our business, results of operations and financial condition.

         Some of the products we manufacture require particular types of glass, plastic, metal or other materials. Supply shortages for a particular type of material can delay production or cause increases in the cost of manufacturing our products. This could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BECAUSE OF RISKS WHICH ARE PARTICULAR TO INTERNATIONAL OPERATIONS.

         International sales (and the international operations of our customers) are subject to inherent risks which could adversely affect us, including, among other things:

         o    fluctuations in the value of currencies;

         o unexpected changes in and the burdens and costs of compliance with a variety of foreign laws;

         o    political and economic instability;

         o    increases in duties and taxation; and

         o reversal of the current policies (including favorable tax and lending policies) encouraging foreign investment or foreign trade by our host countries.

WE DEPEND ON SUPPLIERS IN ASIA.

         The vast majority of our FoodSaver(R) products are manufactured by third party suppliers in China. Any adverse change in, among other things, any of the following could have a material adverse effect on our business, results of operations and financial condition:

         o    our relationship with these suppliers;

         o    the financial condition of these suppliers;

         o    our ability to import outsourced products; or

         o these suppliers' ability to manufacture and deliver outsourced products on a timely basis.

         We cannot assure you that we could quickly or effectively replace any of our suppliers if the need arose, and we cannot assure you that we could retrieve tooling and molds possessed by any of our suppliers. Our dependence on these few suppliers could also adversely affect our ability to react quickly and effectively to changes in the market for our products. In addition, international manufacturing is subject to significant risks, including, among other things:

         o    labor unrest;

         o    political instability;

         o    restrictions on transfer of funds;

         o    domestic and international customs and tariffs;

         o    unexpected changes in regulatory environments; and

         o    potentially adverse tax consequences.

Labor in China has historically been readily available at relatively low cost as compared to labor costs applicable in other nations. China has experienced rapid social, political and economic change in recent years. We cannot assure you that labor will continue to be available to us in China at costs consistent with historical levels. A substantial increase in labor costs in China could have a material adverse effect on our business, results of operations and financial condition. Although China currently enjoys "most favored nation" trading status with the United States, the U.S. government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China. We cannot assure you that our business will not be affected by the aforementioned risks, each of which could have a material adverse effect on our business, results of operations and financial condition.

OUR PERFORMANCE CAN FLUCTUATE WITH THE FINANCIAL CONDITION OF THE RETAIL
INDUSTRY.

          We sell our consumer products to retailers, including food, hardware, catalog and mass merchants, in the United States and Canada. A significant deterioration in the financial condition of our major customers could have a material adverse effect on our sales and profitability. We continually monitor and evaluate the credit status of our customers and attempt to adjust sales terms as appropriate. Despite these efforts, a bankruptcy filing by a key customer could have a material adverse effect on our business, results of operations and financial condition.

         In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among retailers to make purchases on a "just-in-time" basis. This requires us to shorten our lead time for production in certain cases and more closely anticipate demand, which could in the future require the carrying of additional inventories.

CLAIMS MADE AGAINST US BASED ON PRODUCT LIABILITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         As a producer and marketer of consumer products, we are subject to the risk of claims for product liability. We maintain product liability insurance, but there is a risk that our coverage will not be sufficient to insure against all claims which may be brought against us, or that we will not be able to maintain that coverage or obtain additional insurance covering existing or new products. If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON OUR PATENTS AND PROPRIETARY RIGHTS.

         Our success with our proprietary products depends, in part, on our ability to protect our current and future technologies and products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market products similar to ours. We cannot be sure that we will receive patents for any of our patent applications or that any existing or future patents that we receive or license will provide competitive advantages for our products. We also cannot be sure that competitors will not challenge, invalidate or avoid the application of any existing or future patens that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. Furthermore, the patents we maintain on the bags used for vacuum sealing expire in 2005 and the patents we maintain on our home vacuum packaging systems expire in 2009.

WE DEPEND ON A SINGLE MANUFACTURING FACILITY FOR CERTAIN ESSENTIAL PRODUCTS.

         Certain of our products, including some using specially designed machines and proprietary cutting technology, are manufactured at a sole company-owned manufacturing facility. These facilities are subject to the normal hazards that could result in material damage to such facilities. Damage to any of these facilities, or prolonged interruption in the operations of any of these facilities for repairs or other reasons, could have a material adverse effect on our business, results of operations and financial condition.

CERTAIN OF OUR EMPLOYEES ARE REPRESENTED BY LABOR UNIONS.

         As of December 31, 2001, approximately 215 of our employees were covered by collective bargaining agreements. These agreements expire at our consumer products facility (Muncie, Indiana) on October 15, 2006 and at our zinc products facility (Greeneville, Tennessee) on October 4, 2003. While we have not experienced a work stoppage, slowdown or strike during the past five years and management believes that its relationships with our collective bargaining units are good, no assurance can be made that we will not experience a work stoppage, slowdown or strike in the future. A work stoppage, slowdown or strike by our employees, or the employees of our suppliers or customers, could have a material adverse effect on our business, results of operations and financial condition.

FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                              SELLING STOCKHOLDERS

                  This prospectus relates to Shares that are being registered for reoffers and resales by Selling Stockholders who have acquired or may acquire Shares pursuant to each of the 1998 Plan and the 2001 Plan. The Selling Stockholders may resell any or all of the Shares at any time they choose while this prospectus is effective.

                  Executive officers and directors, their family members, trusts for their benefit, or entities that they own, that acquire common stock under the Plans may be added to the Selling Stockholder list below by a prospectus supplement filed with the SEC. The number of Shares to be sold by any Selling Stockholder under this prospectus also may be increased or decreased by a prospectus supplement. Non-affiliates who purchased restricted securities, as these terms are defined in rule 144(a) under the Securities Act, under any of our employee benefit plans and who are not named below may use this prospectus for the offer or sale of their common stock if they hold 1,000 shares or less. Although a person's name is included in the table below, neither that person nor we are making an admission that the named person is our "affiliate."

                  The information in the table below sets forth, for each Selling Stockholder, based upon information available to us as of April 18, 2002, the number of shares of our common stock beneficially owned before and after the sale of the Shares, the maximum number of Shares to be sold and the percentage of the outstanding shares of our common stock owned after the sale of the Shares. We have not been informed whether any Selling Stockholders intend to sell any Shares. The inclusion of Shares in the table below does not constitute a commitment to sell any Shares.

                                                                                     NUMBER OF      PERCENTAGE OF
                                                                                      SHARES            COMMON
                                                     NUMBER OF                         TO BE         STOCK TO BE
                                                       SHARES                      BENEFICIALLY      BENEFICIALLY
                               RELATIONSHIPS TO     BENEFICIALLY   SHARES TO BE     OWNED AFTER      OWNED AFTER
NAME OF SELLER                    THE COMPANY        OWNED (1)        SOLD(2)      THE OFFERING    THE OFFERING(1)
--------------                    -----------        ---------        -------      ------------    ---------------
Martin E. Franklin             Chairman of the         997,100(3)        350,000          647,100        9.2%
                              Board of Directors
                                   and CEO

Ian G.H. Ashken                 Vice Chairman,         817,100(4)        170,000          647,100        9.1%
                               Chief Financial
                                 Officer and
                             Secretary; Director

Patrick W. Rooney                  Director                27,500         24,000            5,500         *

Richard L. Molen                   Director                27,400         24,000            5,400         *

David L. Swift                     Director                28,100         24,000            6,100         *

Robert L. Wood                     Director                23,000         24,000            1,000         *

Linda W. Popwell                   Director                25,425         24,000            3,425         *



                                       21

Douglas H. Huemme                  Director                23,675         24,000            1,675         *

J. David Tolbert               Vice President,              8,929         22,500            7,054         *
                             Human Resources and
                                Administration

*        Less than 1%

(1) Based on 7,041,720 Shares of Common Stock outstanding as of April 18, 2002. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Represents the maximum number of Shares issued under each of the 1998 Plan and the 2001 Plan that could be sold under this prospectus if the holder sold all of his or her Shares, exercised all of his or her options when vested and sold the underlying Shares. Does not constitute a commitment to sell any or all of the stated number of Shares. The number of Shares to be sold shall be determined from time to time by each Selling Stockholder in his or her discretion.

(3) Includes 50,000 shares of unvested restricted stock and 647,100 shares beneficially owned by Marlin Partners II, L.P.

(4) Includes 20,000 shares of unvested restricted stock and 647,100 shares beneficially owned by Marlin Partners II, L.P.

                              PLAN OF DISTRIBUTION

          The Selling Stockholders (or their pledgees, donees, transferees, or other successors in interest) from time to time may sell all or a portion of the Shares "at the market" to or through a marketmaker or into an existing trading market, in private sales, including direct sales to purchasers, or otherwise at prevailing market prices or at negotiated or fixed prices. By way of example, and not by way of limitation, the Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the seller may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the seller in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

          The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealer which purchases Shares as principal or any profits received on the resale of such Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

          In order to comply with certain state securities law, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

           Each Selling Stockholder will deliver a Prospectus in connection with the sale of the Shares.

                                    EXPENSES

          All expenses of this Offering, including the expenses of the registration of the Shares of Common Stock offered hereby, will be borne by us. It is estimated that the total amount of such expenses will not exceed $40,000.

                                 USE OF PROCEEDS

          The Company will not realize any proceeds from the sale of the Common Stock which may be sold pursuant to this prospectus for the respective accounts of the Selling Stockholders. The Company, however, will derive proceeds from the sale of stock to Selling Stockholders and upon the exercise of the options granted to Selling Stockholders. All such proceeds will be available to the Company for working capital and general corporate purposes. No assurances can be given, however, as to when or if any or all of the Options will be exercised.

                                    LEGALITY

          Certain legal matters in connection with the securities offered hereunder will be passed upon for the Company by Kane Kessler, P.C., 1350 Avenue of the Americas, New York, New York 10019.

                                     EXPERTS

          The consolidated financial statements of Alltrista Corporation and its Subsidiaries appearing in the Annual Report (Form 10-K) of Alltrista Corporation and its Subsidiaries for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

          This Prospectus contains information concerning the Company, but does not contain all of the information set forth in the Registration Statement and the Exhibits relating thereto, which the Company has filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and to which reference is hereby made.

                            -------------------------

                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
AVAILABLE INFORMATION.....................................................  2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  2

THE COMPANY...............................................................  4

RISK FACTORS.............................................................. 12

SELLING STOCKHOLDERS...................................................... 21

PLAN OF DISTRIBUTION...................................................... 22

EXPENSES.................................................................. 23

USE OF PROCEEDS........................................................... 23

LEGALITY.................................................................. 23

EXPERTS................................................................... 23

No dealer, salesperson or other person has been authorized to given any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there have been no changes in the affairs of the Company since the date hereof.

                            ------------------------

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Securities and Exchange Commission (the "Commission") by Alltrista Corporation, a Delaware corporation (the "Company"), are incorporated by reference into the Registration Statement:

                           (a) The Company's Annual Report on Form 10-K for the
                  fiscal year ended December 31, 2001, filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act");

                           (b) The Company's Current Report on Form 8-K, Date of
                  Event - December 18, 2001, filed on January 9, 2002 pursuant to the Exchange Act;

                           (c) The Company's Current Report on Form 8-K, Date of
                  Event - March 28, 2002, filed on March 28, 2002 pursuant to the Exchange Act;

                           (d) The Company's Current Report on Form 8-K, Date of
                  Event - March 28, 2002, filed on March 29, 2002 pursuant to the Exchange Act;

                           (e) The Company's Current Report on Form 8-K, Date of
                  Event - April 24, 2002, filed on May 9, 2002 pursuant to the Exchange Act;

                           (f) The description of the Company's Common Stock
                   contained in the Company's Registration Statement on Form 8-A, filed with the Commission on May 1, 2002 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description; and

                           (g) The description of the Company's Preferred Stock
                   Purchase Rights contained in the Company's Registration Statement on Form 8-A, filed with the Commission on May 1, 2002 by the Company to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating that description.

          In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.           DESCRIPTION OF SECURITIES

                  Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL

                  Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

         Article VII, Section B of the Company's Restated Certificate of Incorporation provides the following:

                  1. The Company shall indemnify each person who is or was a director, officer or employee of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise which he is serving or served in any capacity at the request of the Company, against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, actions, suit or proceeding (whether actual or threatened, brought by or in the right of the Company or such other corporation, partnership, joint venture, trust or other enterprise, or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Company or of such other corporation, partnership, joint venture, trust or other enterprise or by reason of any past or future action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided that a determination is made by the Company in accordance with Delaware law that such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Company or at least not opposed to the best interests of such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, and, in addition, in any criminal action or proceedings, had reasonable cause to believe his conduct was lawful or no reasonable cause to believe that his conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the standard of conduct described in the previous sentence. Notwithstanding the foregoing, there shall be no indemnification (a) as to amounts paid or payable to the Company or such other corporation, partnership, joint venture, trust or other enterprise, as the case may be, for or based upon the director, officer or employee having gained in fact any personal profit or advantage to which he was not legally entitled; (b) as to amounts paid or payable to the Company for an accounting of profits in fact made from the purchase or sale of securities of the Company within the meaning of Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law; or (c) with respect to matters as to which indemnification would be in contravention of the laws of the State of Delaware or of the United States of America whether as a matter of public policy or pursuant to statutory provisions.

                  2. Any such director, officer or employee who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described herein shall be entitled to indemnification as of right, except to the extent he has otherwise been indemnified. Except as provided in the preceding sentence, any indemnification hereunder shall be granted by the Company, but only if (a) the Board of Directors of the Company, acting by a quorum consisting of directors who are not partners to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer or employee has met the applicable standards of conduct set forth in paragraph 1 of this Section B of Article VII; or (b) outside legal counsel engaged by the Company (who may be regular counsel of the Company) shall deliver to the Company its written opinion that such director, officer or employee has met such applicable standards of conduct; or (c) a court of competent jurisdiction has determined that such director, officer or employee has met such standards, in an action brought either by the Company, or by the director, officer or employee seeking indemnification, applying de novo such applicable standards of conduct. The termination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the applicable standards of conduct set forth in paragraph 1 of this Section B of Article VII.

                  3. As used in this Section B of Article VII, the term "liability" shall mean amounts paid in settlement or in satisfaction of judgments of fines or penalties, and the term "expense" shall include, but not be limited to, attorneys' fees and disbursements, incurred in connection with the claim, action, suit or proceeding. The Company may advance expenses to, or where appropriate may at its option and expense undertake the defense of, any such director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that the person is not entitled to indemnification under this Section B of Article VII.

                  4. The provisions of this Section B of Article VII shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof. If several claims, issues or matters of action are involved, any such director, officer or employee may be entitled to indemnification as to some matters even though he is not so entitled as to others. The rights of indemnification provided hereunder shall be in addition to any rights to which any director, officer or employee concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such director, officer or employee. Any repeal or modification of the provisions of this Section B of Article VII by the stockholders of the Company shall not adversely affect any rights to indemnification and advancement of expenses existing pursuant to this Section B of Article VII with respect to any acts or omissions occurring prior to such repeal or modification.

         The directors and officers of the Company are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by the Company.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED

                  Certain restricted securities to be reoffered and resold pursuant to this Registration Statement were issued under the 2001 Plan and the 1998 Plan and in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

ITEM 8.           EXHIBITS

Exhibit No.           Description of Exhibits

3.1 Restated Certificate of Incorporation of Alltrista Corporation (filed as Exhibit 3.1 to Alltrista Corporation's Annual Report on Form 10-K for the year ended December 31, 2001)*

3.2 By-laws of Alltrista Corporation (filed as Exhibit 3.2 to Alltrista Corporation's Annual Report on Form 10-K for the year ended December 31, 2001)*

4.1 Alltrista Corporation 1998 Long-Term Equity Incentive Plan (filed as Appendix A to Alltrista Corporation's Proxy Statement dated April 8, 1998, Filing No. 0-21052)*

4.2                   Alltrista Corporation 2001 Stock Option Plan (filed as
                      Exhibit 10.6 to Alltrista Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)*

4.3 Form of Rights Agreement (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q, Filing
                      No. 021052, and incorporated herein by reference, filed May 12, 1999).*

4.4 Amendment to Rights Agreement, dated as of July 19, 2001, between the Company and EquiServe Trust Company, N.A. as successor in interest to The First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 4.1 to the Company's Form 8-K, Filing No. 0-21052, and incorporated herein by reference, filed August 21, 2001).*

 4.5 Amendment to Rights Agreement, dated as of December 14, 2001, between the Company and EquiServe Trust Company, N.A. as successor in interest to the First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A/A, Filing No. 0-21052, and incorporated herein by reference, filed January 9, 2002).*

 4.6 Amendment to Rights Agreement, dated as of March 4, 2002, between the Company and National City Bank as successor in interest to EquiServe Trust Company, N.A. and the First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A/A, Filing No. 0-21052, and incorporated herein by reference, filed May 1, 2002).*

 5.1 Opinion of Kane Kessler, P.C. regarding the legality of the securities being registered.**

23.1                  Consent of Ernst & Young LLP.**

23.2                  Consent of Kane Kessler, P.C. (included in Exhibit 5).**

24.1 Power of Attorney (included in the signature pages of this registration statement).**

--------------

*    Incorporated by reference.

**   Filed herewith.

ITEM 9.           UNDERTAKINGS

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on this 9th day of May, 2002.



                              ALLTRISTA CORPORATION



                              By: /s/ Martin E. Franklin
                                  -----------------------------
                                  Name:  Martin E. Franklin
                                  Title: Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

          Each of the undersigned officers and directors of Alltrista Corporation hereby severally constitutes and appoints Ian G. H. Ashken as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                   Name                                    Title                                 Date
                   ----                                    -----                                 ----
/s/ Martin E. Franklin                      Chairman and Chief Executive                     May 9, 2002
------------------------------------        Officer (Principal Executive
Martin E. Franklin                          Officer)


/s/ Ian G. H. Ashken                        Vice Chairman, Chief Financial                   May 9, 2002
------------------------------------        Officer and Secretary (Principal
Ian G. H. Ashken                            Financial Officer and Principal
                                            Accounting Officer)

/s/ Patrick W. Rooney                       Director                                         May 9, 2002
------------------------------------
Patrick W. Rooney


/s/ Richard L. Molen                        Director                                         May 9, 2002
------------------------------------
Richard L. Molen


                                            Director                                         May  , 2002
------------------------------------
David L. Swift


/s/ Robert L. Wood                          Director                                         May 9, 2002
------------------------------------
Robert L. Wood


/s/ Lynda W. Popwell                        Director                                         May 8, 2002
------------------------------------
Lynda W. Popwell


/s/ Douglas W. Huemme                       Director                                        May 10, 2002
------------------------------------
Douglas W. Huemme

                                  EXHIBIT INDEX

ITEM 8.           EXHIBITS

Exhibit No.            Description of Exhibits
-----------            -----------------------
 3.1                   Restated Certificate of Incorporation of Alltrista
                       Corporation (filed as Exhibit 3.1 to Alltrista
                       Corporation's Annual Report on Form 10-K for the year ended December 31, 2001)*

 3.2 By-laws of Alltrista Corporation (filed as Exhibit 3.2 to Alltrista Corporation's Annual Report on Form 10-K for the year ended December 31, 2001)*

 4.1 Alltrista Corporation 1998 Long-Term Equity Incentive Plan (filed as Appendix A to Alltrista Corporation's Proxy Statement dated April 8, 1998, Filing No. 0-21052)*

 4.2                   Alltrista Corporation 2001 Stock Option Plan (filed as
                       Exhibit 10.6 to Alltrista Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001)*

 4.3 Form of Rights Agreement (filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q, Filing No. 021052, and incorporated herein by reference, filed May 12, 1999).*

 4.4 Amendment to Rights Agreement, dated as of July 19, 2001, between the Company and EquiServe Trust Company, N.A. as successor in interest to The First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 4.1 to the Company's Form 8-K, Filing No. 0-21052, and incorporated herein by reference, filed August 21, 2001).*

 4.5 Amendment to Rights Agreement, dated as of December 14, 2001, between the Company and EquiServe Trust Company, N.A. as successor in interest to the First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A/A, Filing No. 0-21052, and incorporated herein by reference, filed January 9,
                       2002).*

 4.6 Amendment to Rights Agreement, dated as of March 4, 2002, between the Company and National City Bank as successor in interest to EquiServe Trust Company, N.A. and the First Chicago Trust Company of New York as Rights Agent (filed as Exhibit 1 to the Company's Form 8-A/A, Filing No. 0-21052, and incorporated herein by reference, filed May 1, 2002).*

 5.1 Opinion of Kane Kessler, P.C. regarding the legality of the securities being registered.**

23.1                   Consent of Ernst & Young LLP.**

23.2                   Consent of Kane Kessler, P.C. (included in Exhibit 5).**

24.1 Power of Attorney (included in the signature pages of this registration statement).**

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*       Incorporated by reference.
**      Filed herewith.